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                                                                   Exhibit 99(a)


FOR IMMEDIATE RELEASE                             Contacts:  Richard S. Kolodny
                                                  Vice President,
GRAHAM-FIELD HEALTH PRODUCTS, INC.                General Counsel

400 RABRO DRIVE EAST                              Gary M. Jacobs
                                                  Vice President, Finance
HAUPPAUGE, NEW YORK   11788                       Chief Financial Officer
                                                  (516) 582-5900

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
                                     TO SELL
                   FUQUA'S LEATHER OPERATIONS FOR $68 MILLION


HAUPPAUGE, NEW YORK, January 20, 1998--Graham-Field Health Products, Inc. (NYSE-GFI), a manufacturer and supplier of healthcare products, announced that it has reached an agreement in principle to sell the leather operations of Fuqua Enterprises, Inc. for approximately $68 million to the management group of Fuqua's leather operations, including Richard C. Larochelle, the President and Chief Executive Officer. The purchase price will consist of $60.2 million in cash, preferred stock with a stated value of $4.25 million in the acquiring entity, the assumption of debt of approximately $2.3 million and other consideration of approximately $1.4 million. As structured, Graham-Field will not be required to pay any income taxes from the sale of the leather operations. The transaction will also result in no gain or loss for accounting purposes. The sale of the leather operations, which is currently expected to be completed during the later part of January 1998, is subject to, among other things, the execution of definitive agreements, the receipt of financing by the acquiring entity, and the satisfaction of certain terms and conditions.


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Irwin Selinger, the Chairman of the Board and Chief Executive Officer, stated
that "the sale of the leather operations will enable Graham-Field to continue to focus its strategies and objectives on its traditional and core businesses in the medical products industry. We will use the cash proceeds from the sale to retire debt acquired in connection with the Fuqua acquisition, reducing the overall cost of the acquisition and improving our balance sheet. We believe that the sale of the leather operations is in the best interests of our stockholders, and the employees, management and customers of the leather operations."

On December 30, 1997, Graham-Field acquired Fuqua, which included the leather operations and the $100 million medical products business of Lumex, Basic American and Prism, all leading companies in their respective markets. The Fuqua acquisition has positioned Graham-Field as one of the leading suppliers of durable medical products in the healthcare industry. Graham-Field's distribution network and advanced technology systems will provide significant growth opportunities for Fuqua's proven manufacturing capabilities and well-established product lines.

According to Irwin Selinger, "we have consolidated the Graham-Field and Lumex sales forces, and eliminated the cost of the corporate offices of Fuqua. Our management team has combined accounting departments, and is in the process of integrating manufacturing and distribution functions. We expect to realize significant cost reductions associated with the integration process. Cross-selling opportunities will also present significant growth prospects for Graham-Field. Graham-Field will be able to use existing Fuqua relationships to cross-sell products to nursing home customers, a virtually untapped marketplace for Graham-Field."


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Graham-Field maintains distribution and manufacturing facilities throughout the
United States, Canada, Mexico and Puerto Rico. Graham-Field manufactures, markets and distributes over 30,000 healthcare and rehabilitation products for hospital, physician and home use to home healthcare, physician, hospital supply and pharmaceutical distributors, retailers and wholesalers.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements based on current expectations that could be affected by the risks and uncertainties involved in Graham-Field's business. These risks and uncertainties include, but are not limited to, the effect of economic and market conditions, the impact of the consolidation of health care practitioners, the impact of health care reform, opportunities for acquisitions and Graham-Field's ability to effectively integrate acquired companies, the acceptance and quality of software products, acceptance and ability to manage operations in foreign markets, possible disruptions in Graham-Field's computer systems or telephone systems, possible increases in shipping rates or interruptions in shipping service, the level and volatility of interest rates and currency values, the impact of current or pending legislation and regulation, as well as the risks described from time to time in Graham-Field's reports to the Securities and Exchange Commission, which include Graham-Field's Annual Report on Form 10-K/A3 for the year ended December 31, 1996 and Graham-Field's Registration Statement on Form S-4 dated as of December 19, 1997. Subsequent written or oral statements attributable to Graham-Field or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this press release and those in Graham-Field's reports previously filed with the Securities and Exchange Commission.


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